Exhibit (e)(5)

[RAZORFISH INC. LETTERHEAD]

January 25, 2002

Mr. Robert Lord
19 Moccasin Path
Natick, MA 01750

Dear Bob:

By this letter I would like to clarify certain of the terms relating to your continuing employment by Razorfish as Chief Operating Officer.

Your compensation package has been adjusted to include 500,000 options to purchase shares of Razorfish common stock ("Options") pursuant to the terms of the applicable Razorfish Option Plans and subject, further, to the following conditions:

        1. the grant date of the Options shall be January 25, 2002;

        2. the strike price for these Options shall be one cent ($00.01); and

        3. these Options shall vest, if at all, in accordance with the following schedule:

                (A) One third as of July 25, 2002; and

                (B) One third as of January 25, 2003; and

                (C) One third as of January 25, 2004.

        4. Notwithstanding the vesting schedule set forth above, these Options shall accelerate and become fully exercisable (if not already fully exercisable) and shall remain exercisable for the balance of any such Option's stated term pursuant to applicable stock option plans as of the date during
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your employment with Razorfish of the occurrence of a Change in Control (defined below). For purposes of this letter, "Change in Control" shall mean the occurrence of one or more of the following events:

                (i) After the date hereof, any person or entity becomes a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the voting securities of the Company, measured either by number of voting securities or by number of votes entitled to be cast, that is thirty-five percent (35%) more than the percentage (if any) of the voting securities of Razorfish, measured in either fashion, that such person or entity beneficially owned on as of the date hereof;

                (ii) (x) Razorfish merges or otherwise combines with another entity, or (y) all or substantially all of the assets or business of Razorfish is disposed of pursuant to a sale, merger, consolidation, liquidation or other transaction or series of transactions (collectively, a "Triggering Event"), unless the holders of voting securities of Razorfish immediately prior to such Triggering Event own, directly or indirectly, by reason of their ownership of voting securities of Razorfish immediately prior to such Triggering Event, more than 66 2/3% of the voting securities of: (A) in the case of a merger or other combination involving Razorfish, the surviving corporation therein, and (B) in any other case, the entity or entities, if any, that succeed to the business of Razorfish.

The 500,000 Options granted herein are in addition to any other options to acquire Razorfish stock which you may have been granted previously in connection with your employment.

Reference is hereby made to letters (the "Letters") to you dated November 21, 2000 and March 7, 2001 (copies of which are attached hereto for your reference). Notwithstanding the terms of the Letters or any other undertakings between you and Razorfish, whether written or oral, in the event that any one or more of the following two events occurs, Razorfish or the surviving company, as the case may be shall pay to you an amount equal to your current monthly base salary (including benefits) multiplied by twelve:

        1. your employment is terminated other than for cause; and/or
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        2. in the event of the occurrence of a Change in Control as defined above (provided that you remain employed with the surviving company for six (6) months thereafter).

Please note that options to acquire the shares of Razorfish common stock which were granted pursuant to the Letters shall remain subject to the pricing and vesting terms of the Letters.

This is not an employment contract. Except as Razorfish has otherwise expressly agreed in writing, both you and Razorfish acknowledge and agree that your employment status is at-will and that your employment with Razorfish may be terminated by you or by Razorfish at any time with or without cause.

I'm glad you continue to see the same opportunities that I see in working at one of the most dynamic and challenging work environments in the world and I look forward to your continuing contribution.

Warmest Regards,

/s/ Jean-Philippe Maheu
Jean-Philippe Maheu
Chief Executive Officer